EXHIBIT F-1
                                                             July 28, 2000
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Cinergy Corp./File No. 70-______

Ladies and Gentlemen:

     I am Senior Counsel for Cinergy Corp. ("Cinergy"), a Delaware corporation and registered holding company under the Public Utility Holding Company Act of 1935. This opinion letter is delivered pursuant to the rules of the Commission thereunder as an exhibit to the Application-Declaration on Form U-1 in the above file, which application-declaration is being submitted to the Commission on the date hereof (the initial application-declaration, including any amendments thereto, the "Application"). Any capitalized terms used herein without separate definition have the meanings assigned thereto in the Application.

     In connection with this opinion, I have reviewed the Application and such other documents and made such other investigation as I have deemed appropriate.

     Based on the foregoing and subject to the other paragraphs hereof, I express the following opinions:

     1. All state laws applicable to the proposed transactions will have been complied with.

     2.   Cinergy is validly organized and duly existing.

     3. Each of the Rights and any Common Stock that may be issued by Cinergy pursuant to the Rights will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Rights Agreement or Cinergy's certificate of incorporation and by-laws, as amended, respectively.

     4. The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Cinergy or any associate company thereof.

     The foregoing opinions presume that the proposed transactions will be consummated in accordance with the Application and the Commission's order or orders granting and permitting the Application to become effective.

     I am admitted to the Bar of the State of Ohio. The foregoing opinions are limited to the laws of the State of Ohio and the Delaware General Corporation Law.

     I hereby consent to the Commission's use of this opinion letter in connection with the Application. This opinion letter may not be used for any other purpose or relied on by or furnished to any other party without my prior written consent.

Very truly yours,

/s/ George Dwight II
Senior Counsel